Subject to completion: PROSPECTUS SUPPLEMENT
                  (To Prospectus dated February 27, 2003)
                  Preliminary Prospectus Supplement dated July 25, 2005

Enhanced Appreciation Securities

UBS AG $__ NOTES LINKED TO THE AMEX GOLD BUGS INDEX(R) DUE JANUARY __, 2007

Issuer:                          UBS AG

Maturity Date:                   January __, 2007

Term:                            18 Months

Coupon: We will not pay you interest during the term of the Notes.

Underlying Index:                The return on the Notes is linked to the
                                 performance of the Amex Gold BUGS (Basket of Unhedged Gold Stocks) Index(R). The Index is a modified equal dollar weighted index of companies involved in gold mining that is designed to provide significant exposure to near term movements in gold prices by including companies that do not hedge their gold production beyond 1.5 years. The Index is published by the American Stock Exchange LLC
                                 ("Amex") under the ticker symbol "HUI".

Payment at                       You will receive a cash payment at maturity
                                 that is based on the Index

Maturity:                        Return. If the Index Return is positive, the
                                 Index Return will be tripled, subject to a maximum gain on the Notes of __%, an amount to be determined on July __, 2005 (the "trade date"). Therefore, the maximum payment at maturity for each $10 principal amount of the Notes will be $__. The Notes are fully exposed to any decline in the level of the Index and a negative Index Return will reduce your cash payment at maturity.

                                 For a description of how your payment at maturity will be calculated, see "What are the steps to calculate payment at maturity?" on page S-3 and "Specific Terms of the Notes--Payment at Maturity" on page S-18.

                                 YOU MAY LOSE SOME OR ALL OF YOUR INVESTMENT IF THE INDEX LEVEL DECLINES.

Index Return:                    Index ending level - Index starting level
                                 -----------------------------------------------
                                           Index starting level

Index Starting Level:            201.92

Index Ending Level:              The closing level of the Index on or about
                                 January __, 2007 (the "final valuation date").

No Listing:                      The Notes will not be listed or displayed on
                                 any securities exchange, the Nasdaq National
                                 Market System or any electronic communications network.

Booking Branch:                  UBS AG, Jersey Branch

CUSIP Number:                    __

SEE "RISK FACTORS" BEGINNING ON PAGE S-6 FOR RISKS RELATED TO AN INVESTMENT IN THE NOTES.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement and accompanying prospectus. Any representation to the contrary is a criminal offense.

The Notes are not deposit liabilities of UBS AG and are not FDIC insured.

                           Price to       Underwriting      Proceeds to
                            Public          Discount          UBS AG
Per Note ................
Total ...................

UBS INVESTMENT BANK                     UBS FINANCIAL SERVICES INC.
                                                           [UBS Logo Omitted]UBS
Prospectus Supplement dated July __, 2005

Prospectus Supplement Summary

THE FOLLOWING IS A SUMMARY OF TERMS OF THE NOTES, AS WELL AS A DISCUSSION OF FACTORS YOU SHOULD CONSIDER BEFORE PURCHASING THE NOTES. THE INFORMATION IN THIS
SECTION IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED EXPLANATIONS SET FORTH ELSEWHERE IN THIS PROSPECTUS SUPPLEMENT AND IN THE ACCOMPANYING PROSPECTUS. PLEASE NOTE THAT REFERENCES TO "UBS," "WE," "OUR" AND "US" REFER ONLY TO UBS AG AND NOT TO ITS CONSOLIDATED SUBSIDIARIES.

WHAT ARE THE ENHANCED APPRECIATION SECURITIES?

The Enhanced Appreciation Securities (the "Notes") are medium-term notes issued by UBS whose return is linked to the performance of the Amex Gold BUGS (Basket of Unhedged Gold Stocks) Index(R) (the "Index"). The Index is a modified equal dollar weighted index of companies involved in gold mining that is designed to provide significant exposure to near term movements in gold prices by including companies that do not hedge their gold production beyond 1.5 years. The Index is published by the American Stock Exchange LLC ("Amex") under the ticker symbol "HUI".

You will receive a cash payment at maturity that is based on the Index Return. If the Index Return is positive, the Index Return will be tripled, subject to a maximum gain on the Notes of __% (an amount to be determined on the trade date). THEREFORE, THE MAXIMUM PAYMENT AT MATURITY FOR EACH $10 PRINCIPAL AMOUNT OF THE NOTES WILL BE $__. THE NOTES ARE FULLY EXPOSED TO ANY DECLINE IN THE LEVEL OF THE INDEX AND A NEGATIVE INDEX RETURN WILL REDUCE YOUR CASH PAYMENT AT MATURITY. We will not pay you interest during the term of the Notes.

YOU MAY LOSE SOME OR ALL OF YOUR INVESTMENT IF THE INDEX LEVEL DECLINES.

For a description of how your payment at maturity will be calculated, see "What are the steps to calculate payment at maturity?" on page S-3 and "Specific Terms of the Notes--Payment at Maturity" on page S-18.

SELECTED PURCHASE CONSIDERATIONS

> GROWTH POTENTIAL--The Notes provide the potential to enhance equity returns by tripling a positive Index Return up to a maximum gain on the Notes of __%.

> INDIRECT EXPOSURE TO THE PRICE OF GOLD THROUGH EXPOSURE TO THE INDEX--The Notes are linked to the Index which is comprised of companies involved in gold mining and is designed to provide significant exposure to near term movements in gold prices by including companies that do not hedge their gold production beyond 1.5 years.

> MINIMUM INVESTMENT--Your minimum investment is 5,000 Notes at a principal amount of $10.00 per Note. Purchases in excess of the minimum amount may be made in integrals of one Note at a principal amount of $10.00 per Note. Purchases and sales made in the secondary market are not subject to the minimum investment of 5,000 Notes.

WHAT ARE SOME OF THE RISKS OF THE NOTES?

An investment in the Notes involves risks. Some of these risks are summarized here, but we urge you to read the more detailed explanation of risks in "Risk Factors" on page S-6.

> YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL--The Notes are fully exposed to any decline in the level of the Index. You may lose some or all of your investment if the Index level declines.

> GOLD MAY OUTPERFORM THE NOTES DUE TO THE __% MAXIMUM GAIN ON THE NOTES AND THE FACT THAT THE INDEX MAY NOT INCREASE AS RAPIDLY AS THE PRICE OF GOLD--Your investment in the Notes may not perform as well as an investment in gold or a security whose return is based solely on the market price of gold because your appreciation potential is limited to the __% maximum gain on the Notes. In addition, although the Index is designed to capture near term movements in gold prices, the Index may not necessarily increase as rapidly as the price of gold if the price of gold increases.

> YOUR APPRECIATION POTENTIAL IS LIMITED--If the Index Return is positive, the Index Return will be tripled, subject to a maximum gain on the Notes of __%. Therefore, you will not benefit from any positive Index Return in excess of __% (that is, one-third of the maximum gain on the Notes). As a result, the maximum payment at maturity for each $10 principal amount of the Notes will be $__. The return on your investment in the Notes may not perform as well as a direct investment in the Index.

> NO INTEREST OR DIVIDEND PAYMENTS--You will not receive any interest payments on the Notes and you will not receive nor be entitled to receive any dividend payments or other distributions on the securities included in the Index (the "Index Constituent Stocks").

> NO LISTING--The Notes will not be listed or displayed on any securities exchange, the Nasdaq National Market System or any electronic communications network. There can be no assurance that a secondary market for the Notes will develop. UBS Securities LLC and other affiliates of UBS currently intend to make a market in the Notes, although they are not required to do so and may stop making a market at any time. If you sell your Notes prior to maturity, you may have to sell them at a substantial loss.

THE NOTES MAY BE A SUITABLE INVESTMENT FOR YOU IF:

> You believe that the Index will appreciate over the term of the Notes and that such appreciation is unlikely to exceed the __% maximum gain on the Notes at maturity.

>    You are willing to hold the Notes to maturity.

> You are willing to make an investment that is exposed to the full downside performance risk of the Index.

> You seek an investment with a return linked to the performance of the Index and to the price of gold generally.

>    You do not seek current income from this investment.

THE NOTES MAY NOT BE A SUITABLE INVESTMENT FOR YOU IF:

>    You seek current income from your investment.

> You seek an investment that is exposed to the full upside performance of the Index or you are unwilling to make an investment that is exposed to the full downside performance risk of the Index.

> You believe that the price of gold and the price of the stock of companies involved in gold mining will decline over the next 18 months.

> You believe that the Index is not likely to appreciate over the term of the Notes, or you believe that the Index will appreciate over the term of the Notes and that such appreciation will be in an amount greater than the __% maximum gain on the Notes at maturity.

>    You seek an investment for which there will be an active secondary market.

>    You are unable or unwilling to hold the Notes to maturity.

> You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

WHAT ARE THE TAX CONSEQUENCES OF THE NOTES?

The United States federal income tax consequences of your investment in the Notes are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in "Supplemental Tax Considerations--Supplemental U.S. Tax Considerations" on page S-25.

Pursuant to the terms of the Notes, UBS and you agree, in the absence of an administrative or judicial ruling to the contrary, to characterize the Notes as a pre-paid contract with respect to the Index. If the Notes are so treated, you will generally recognize capital gain or loss upon the sale or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Such gain or loss will generally be long term capital gain or loss if you have held your Notes for more than one year.

IN THE OPINION OF OUR COUNSEL, SULLIVAN & CROMWELL LLP, THE NOTES SHOULD BE TREATED IN THE MANNER DESCRIBED ABOVE. HOWEVER, BECAUSE THERE IS NO AUTHORITY THAT SPECIFICALLY ADDRESSES THE TAX TREATMENT OF THE NOTES, IT IS POSSIBLE THAT THE NOTES COULD ALTERNATIVELY BE TREATED FOR TAX PURPOSES IN THE MANNER DESCRIBED UNDER "SUPPLEMENTAL TAX CONSIDERATIONS--SUPPLEMENTAL U.S. TAX CONSIDERATIONS--ALTERNATIVE TREATMENTS" ON PAGE S-25.

WHAT ARE THE STEPS TO CALCULATE PAYMENT AT MATURITY?

Set forth below is an explanation of the steps necessary to calculate the payment at maturity on the Notes.

STEP 1:  CALCULATE THE INDEX RETURN.

         The Index Return, which may be positive or negative, is the difference between the closing level of the Index on the final valuation date and on the trade date, expressed as a percentage of the closing level of the Index on the trade date, calculated as follows:

                               Index ending level - Index starting level
                               -----------------------------------------
            Index Return    =             Index starting level

         where the "Index starting level" is 201.92 and the "Index ending level" is the closing level of the Index on the final valuation date.

STEP 2:  CALCULATE THE ADJUSTED INDEX RETURN ON THE NOTES.

         The Adjusted Index Return is based on the Index Return, which may be positive or negative:

         1) If the Index Return is positive:
            -------------------------------

         Adjusted Index Return = (Index Return x 3), subject to a maximum gain of __% (an amount to be determined on the trade date)

         2) If the Index Return is zero or negative:
            ---------------------------------------

         Adjusted Index Return = Index Return

STEP 3:  CALCULATE THE CASH PAYMENT AT MATURITY.

         Payment at maturity = principal amount of the Notes + (principal amount of the Notes x Adjusted Index Return)

HOW DO THE NOTES PERFORM AT MATURITY?

HYPOTHETICAL EXAMPLES

ASSUMPTIONS:

Index starting level:                   201.92
Principal amount of the Notes:          $10.00
Maximum gain on the Notes:              20%* (the actual maximum gain on the
                                             Notes will be determined on the
                                             trade date)
Maximum Payment at Maturity:            $12.00
Term:                                   18 months

------------------
* SINCE THE MAXIMUM GAIN ON THE NOTES IN THE EXAMPLES BELOW IS ASSUMED TO BE 20%, AN ORIGINAL INVESTOR IN THE NOTES WILL NOT PARTICIPATE IN AN INDEX RETURN OF MORE THAN APPROXIMATELY 6.67% AT MATURITY.

EXAMPLE 1--ON THE FINAL VALUATION DATE, THE INDEX CLOSES 4% ABOVE ITS STARTING LEVEL OF 200.

Since the Index Return is 4%, you receive three times the Index Return, up to the 20% maximum gain on the Notes.

Adjusted Index Return = (Index Return x 3) = (4% x 3) = 12%

Your total cash payment at maturity would therefore be $11.20 (a 12% total return on investment) which includes:

>    Principal amount                               $10.00
>    Principal amount x Adjusted Index Return       $ 1.20      ($10.00 x 12%)
                                                   -------
                          TOTAL:                    $11.20
                                                   =======

EXAMPLE 2--ON THE FINAL VALUATION DATE, THE INDEX CLOSES 20% ABOVE ITS STARTING LEVEL OF 200.

Since the Index Return is 20%, you receive three times the Index Return, up to the 20% maximum gain on the Notes.

Adjusted Index Return = (Index Return x 3) = (20% x 3) = 60%, up to the 20% maximum gain on the Notes = 20%

Your total cash payment at maturity would therefore be limited to $12.00 (a 20% total return on investment) which includes:

>    Principal amount                           $10.00
>    Principal amount x Adjusted Index Return   $ 2.00    ($10.00 x 20%)
                                                ------
                          TOTAL:                $12.00    (this is the maximum
                                                ======     payment on the Notes)


EXAMPLE 3--ON THE FINAL VALUATION DATE, THE INDEX CLOSES 20% BELOW ITS STARTING LEVEL OF 200.

Since the Index Return is -20% on the final valuation date, your investment is fully exposed to the decline of the Index.

Adjusted Index Return = Index Return = -20%

Your total cash payment at maturity would therefore be $800 (a 20% loss) which includes:

>    Principal amount                                   $10.00
>    Principal amount x Adjusted Index Return           $ 2.00   ($10.00 x -20%)
                                                        ------
                         TOTAL:                         $ 8.00
                                                        ======

HYPOTHETICAL PERFORMANCE OF THE NOTES AT MATURITY

     ASSUMPTIONS:

     Index:                                Amex Gold BUGS Index(R)
     Level:                                201.92
     Principal amount of the Notes:        $10
     Maximum gain on the Notes:            20% (the actual maximum gain on the
                                           Notes will be determined on the trade
                                           date)
     Index performance:                    40% to -100% for table
                                           40% to -40% for graph
     Term:                                 18 months


            INDEX PERFORMANCE                PERFORMANCE OF THE NOTES
            ------------------            ------------------------------
                                                 NOTES
            ------------------            ------------------------------
              INDEX RETURN                      PAYMENT          TOTAL
              AT MATURITY*                   AT MATURITY*        RETURN*
                  40%                            $12.00          20.00%
            ------------------------------------------------------------
                  20%                            $12.00          20.00%
                  15%                            $12.00          20.00%
                  10%                            $12.00          20.00%
                   8%                            $12.00          20.00%
                6.67%                            $12.00          20.00%
            ------------------------------------------------------------
                   5%                            $11.50          15.00%
            ------------------------------------------------------------
                   4%                            $11.20           12.0%
                   3%                            $10.90            9.0%
                   2%                            $10.60            6.0%
                   1%                            $10.30            3.0%
                   0%                            $10.00            0.0%
            ------------------------------------------------------------
                  -5%                             $9.50           -5.0%
            ------------------------------------------------------------
                 -10%                             $9.00          -10.0%
                 -20%                             $8.00          -20.0%
                 -40%                             $6.00          -40.0%
                 -80%                             $2.00          -80.0%
                -100%                                $0         -100.0%

*Values have been rounded for ease of analysis

                               [Graphic Omitted]

Risk Factors

The return on the Notes is linked to the performance of the Index. The performance of the Index depends in large part on the market price of gold. Investing in the Notes is not equivalent to investing directly in the Index or on the market price of gold. This section describes the most significant risks relating to the Notes. WE URGE YOU TO READ THE FOLLOWING INFORMATION ABOUT THESE RISKS, TOGETHER WITH THE OTHER INFORMATION IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, BEFORE INVESTING IN THE NOTES.

THE NOTES ARE FULLY EXPOSED TO ANY DECLINE IN THE LEVEL OF THE INDEX AND YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL.

The Notes differ from ordinary debt securities in that we will not pay you 100% of your principal amount at maturity if the Index Return is negative. Your cash payment at maturity will be based on the Index Return, which may be positive or negative. A negative Index Return will reduce your cash payment at maturity below your principal. YOU MAY LOSE SOME OR ALL OF YOUR INVESTMENT IF THE INDEX LEVEL DECLINES.

See "What are the steps to calculate payment at maturity?"  on page S-3.

YOUR MAXIMUM GAIN ON THE NOTES AT MATURITY IS __%; THE INDEX RETURN IS CAPPED AT __%, WHICH IS ONE-THIRD OF THE MAXIMUM GAIN ON THE NOTES.

Your payment at maturity is based on the Index Return, which if positive will be tripled subject to the maximum gain on the Notes of __% (an amount to be determined on the trade date). Since the maximum gain on the Notes is __%, you will not benefit from a positive Index Return in excess of __% (which is equal to one-third of the maximum gain on the Notes).

OWNING THE NOTES IS NOT THE SAME AS OWNING THE INDEX CONSTITUENT STOCKS OR A SECURITY DIRECTLY LINKED TO THE PERFORMANCE OF THE INDEX.

The return on your Notes will not reflect the return you would realize if you actually owned the Index Constituent Stocks or a security directly linked to the performance of the Index and held such investment for a similar period because:

>    the maximum gain on the Notes at maturity is __%; and

> the level of the Index is calculated in part by reference to the prices of the Index Constituent Stocks without taking into consideration the value of dividends paid on those stocks.

If the Index Return exceeds __%, your return on the Notes at maturity will be less than the return on a direct investment in the Index without taking into account taxes and other costs related to such a direct investment.

Even if the level of the Index increases above the Index starting level during the term of the Notes, the market value of the Notes may not increase by the same amount. It is also possible for the level of the Index to increase while the market value of the Notes declines.

THE MARKET PRICE OF GOLD WILL DIRECTLY AFFECT THE LEVEL OF THE INDEX AND WILL THEREFORE AFFECT THE MARKET VALUE OF THE NOTES.

We expect that generally the market value of the Notes will depend primarily on the market price of gold. Gold prices are subject to volatile price movements over short periods of time and are affected by numerous factors. These include macroeconomic factors, including, among other things:

>    the structure of and confidence in the global monetary system;

RISK FACTORS

>    expectations of the future rate of inflation;

> the relative strength of, and confidence in, the U.S. dollar, the currency in which the price of gold is generally quoted;

>    interest rates and gold borrowing and lending rates; and

> global or regional economic, financial, political, regulatory, judicial or other events.

Gold prices may also be affected by industry factors such as:

>    industrial and jewelry demand;

> lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions which hold gold;

>    levels of gold production and production costs; and

> short-term changes in supply and demand because of trading activities in the gold market.

THE MARKET VALUE OF THE NOTES MAY BE INFLUENCED BY UNPREDICTABLE FACTORS.

The market value of your Notes may fluctuate between the date you purchase them and the final valuation date, when the calculation agent will determine your payment at maturity. Several factors, many of which are beyond our control, will influence the market value of the Notes. We expect that generally the level of the Index on any day will affect the market value of the Notes more than any other single factor. Other factors that may influence the market value of the Notes include:

> the volatility of the Index (i.e., the frequency and magnitude of changes in the level of the Index);

>    the composition of the Index and changes in the Index Constituent Stocks;

>    the market price of the Index Constituent Stocks;

> the dividend rate paid on the Index Constituent Stocks (while not paid to holders of the Notes, dividend payments on the Index Constituent Stocks may influence the value of the Index Constituent Stocks and the level of the Index, and therefore affect the market value of the Notes);

> supply and demand for the Notes, including inventory positions with UBS Securities LLC or any other market-maker;

>    interest rates in the market;

>    the time remaining to the maturity of the Notes;

>    the creditworthiness of UBS; and

> economic, financial, political, regulatory or judicial events that affect the level of the Index or the market price of the Index Constituent Stocks or that affect stock markets generally.

THE LEVEL OF THE INDEX MAY BE AFFECTED BY FACTORS THAT ARE SPECIFIC TO THE INDEX CONSTITUENT STOCKS AND THEREFORE MAY DIFFER FROM THE PRICE OF GOLD.

The Index is comprised of companies involved in gold mining and is designed to provide significant exposure to near term movement in the price of gold. However, the Notes are not directly linked to the price of gold and therefore, if the price of gold increases, the level of the Index may not increase as

RISK FACTORS
--------------------------------------------------------------------------------

rapidly as the price of gold. Factors specific to each Index Constituent Stock unrelated to the price of gold may affect the price of such Index Constituent Stock adversely.

AN INVESTMENT IN THE NOTES IS SUBJECT TO RISKS ASSOCIATED WITH NON-U.S. SECURITIES MARKETS.

Some of the Index Constituent Stocks have been issued by non-U.S. companies. An investment in securities linked to the value of non-U.S. equity securities involves particular risks. Non-U.S. securities markets may be more volatile than U.S. securities markets and market developments may affect non-U.S. securities markets differently from U.S. securities markets. Direct or indirect government intervention to stabilize these non-U.S. securities markets, as well as cross shareholdings among non-U.S. companies, may affect trading prices and volumes in those markets. Also, there is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

THERE MAY NOT BE AN ACTIVE TRADING MARKET IN THE NOTES--SALES IN THE SECONDARY MARKET MAY RESULT IN SIGNIFICANT LOSSES.

You should be willing to hold your Notes to maturity. There may be little or no secondary market for the Notes. The Notes will not be listed or displayed on any securities exchange, the Nasdaq National Market System or any electronic communications network. UBS Securities LLC and other affiliates of UBS currently intend to make a market for the Notes, although they are not required to do so. UBS Securities LLC or any other affiliate of UBS may stop any such market-making activities at any time. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you.

If you sell your Notes before maturity, you may have to do so at a substantial discount from the issue price, and as a result you may suffer substantial losses.

CHANGES THAT AFFECT THE INDEX WILL AFFECT THE MARKET VALUE OF THE NOTES AND THE AMOUNT YOU WILL RECEIVE AT MATURITY.

The policies of American Stock Exchange LLC ("Amex"), concerning the calculation of the Index, additions, deletions or substitutions of the Index Constituent Stocks and the manner in which changes affecting the Index Constituent Stocks or the issuers of the Index Constituent Stocks, such as stock dividends, reorganizations or mergers, are reflected in the Index, could affect the Index and, therefore, could affect the amount payable on the Notes at maturity, and the market value of the Notes prior to maturity. The amount payable on the Notes and their market value could also be affected if Amex changes these policies, for example by changing the manner in which it calculates the Index, or if Amex discontinues or suspends calculation or publication of the Index, in which case it may become difficult to determine the market value of the Notes. If events such as these occur, or if the Index ending level is not available because of a market disruption event or for any other reason and no successor index is selected, the calculation agent--which initially will be UBS Securities LLC, an affiliate of UBS--may determine the Index ending level or fair market value of the Notes--and thus the amount payable at maturity--in a manner it considers appropriate, in its sole discretion.

UBS AND ITS AFFILIATES HAVE NO AFFILIATION WITH AMEX AND ARE NOT RESPONSIBLE FOR ITS PUBLIC DISCLOSURE OF INFORMATION.

UBS and its affiliates are not affiliated with Amex in any way (except for licensing arrangements

RISK FACTORS
--------------------------------------------------------------------------------

discussed below in "The Amex Gold BUGS Index(R) " on page S-12) and have no ability to control or predict its actions, including any errors in or discontinuation of disclosure regarding its methods or policies relating to the calculation of the Index. If Amex discontinues or suspends the calculation of the Index, it may become difficult to determine the market value of the Notes or the amount payable at maturity. The calculation agent may designate a successor index selected in its sole discretion. If the calculation agent determines in its sole discretion that no successor index comparable to the Index exists, the amount you receive at maturity will be determined by the calculation agent in its sole discretion. See "Specific Terms of the Notes--Market Disruption Event" on page S-19 and "Specific Terms of the Notes--Discontinuance of or Adjustments to the Index; Alteration of Method of Calculation" on page S-21. Amex is not involved in the offer of the Notes in any way and has no obligation to consider your interests as an owner of the Notes in taking any actions that might affect the value of your Notes.

We have derived the information about Amex and the Index in this prospectus supplement from publicly available information, without independent verification. Neither we nor any of our affiliates assumes any responsibility for the adequacy or accuracy of the information about the Index or Amex contained in this prospectus supplement. You, as an investor in the Notes, should make your own investigation into the Index and Amex.

HISTORICAL PERFORMANCE OF THE INDEX SHOULD NOT BE TAKEN AS AN INDICATION OF THE FUTURE PERFORMANCE OF THE INDEX DURING THE TERM OF THE NOTES.

The trading prices of the Index Constituent Stocks will determine the Index level. As a result, it is impossible to predict whether, or the extent to which, the level of the Index will rise or fall. Trading prices of the Index Constituent Stocks will be influenced by complex and interrelated political, economic, financial and other factors that can affect the issuers of the Index Constituent Stocks and the level of the Index. Accordingly, the historical performance of the Index should not be taken as an indication of the future performance of the Index.

TRADING AND OTHER TRANSACTIONS BY UBS OR ITS AFFILIATES IN THE INDEX CONSTITUENT STOCKS, FUTURES, OPTIONS, EXCHANGE-TRADED FUNDS OR OTHER DERIVATIVE PRODUCTS ON THE INDEX CONSTITUENT STOCKS OR THE INDEX MAY IMPAIR THE MARKET VALUE OF THE NOTES.

As described below under "Use of Proceeds and Hedging" on page S-23, we or one or more affiliates may hedge our obligations under the Notes by purchasing the Index Constituent Stocks, futures or options on the Index Constituent Stocks or the Index, or exchange-traded funds or other derivative instruments with returns linked or related to changes in the performance of the Index Constituent Stocks or the Index, and we may adjust these hedges by, among other things, purchasing or selling the Index Constituent Stocks, futures, options, or exchange-traded funds or other derivative instruments with returns linked or related to changes in the performance of the Index or the Index Constituent Stocks at any time. Although they are not expected to, any of these hedging activities may adversely affect the market price of the Index Constituent Stocks and/or the level of the Index, and, therefore, the market value of the Notes. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the Notes declines.

We or one or more of our affiliates may also engage in trading in the Index Constituent Stocks and other investments relating to the Index Constituent Stocks or the Index on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Any of these activities could adversely affect the market price of the Index Constituent Stocks and/or the level of the Index and, therefore, the market value of the Notes. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of the Index Constituent Stocks or the Index. By introducing competing products into the

RISK FACTORS
--------------------------------------------------------------------------------

marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the Notes.

THE BUSINESS ACTIVITIES OF UBS OR ITS AFFILIATES MAY CREATE CONFLICTS OF
INTEREST.

As noted above, UBS and its affiliates expect to engage in trading activities related to the Index and the Index Constituent Stocks that are not for the account of holders of the Notes or on their behalf. These trading activities may present a conflict between the holders' interest in the Notes and the interests UBS and its affiliates will have in their proprietary accounts in facilitating transactions, including block trades and options and other derivatives transactions, for their customers and in accounts under their management. These trading activities, if they influence the level of the Index, could be adverse to the interests of the holders of the Notes.

UBS and its affiliates may, at present or in the future, engage in business with the issuers of the Index Constituent Stocks, including making loans or providing advisory services to those companies. These services could include investment banking and merger and acquisition advisory services. These activities may present a conflict between the obligations of UBS AG or another affiliate of UBS AG and the interests of holders of the Notes. Moreover, UBS AG and UBS Securities LLC have published, and in the future expect to publish, research reports with respect to some or all of the issuers of the Index Constituent Stocks. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these activities by UBS AG, UBS Securities LLC or other affiliates may affect the market price of the Index Constituent Stocks and/or the level of the Index and, therefore, the market value of the Notes.

SIGNIFICANT ASPECTS OF THE TAX TREATMENT OF THE NOTES ARE UNCERTAIN.

Significant aspects of the tax treatment of the Notes are uncertain. We do not plan to request a ruling from the Internal Revenue Service or from any Swiss authorities regarding the tax treatment of the Notes, and the Internal Revenue Service or a court may not agree with the tax treatment described in this prospectus supplement. Please read carefully the section entitled "What are the tax consequences of the Notes?" in the summary section on page S-2, "Supplemental Tax Considerations" on page S-25, and the sections "U.S. Tax Considerations" and "Tax Considerations Under The Laws of Switzerland" in the accompanying prospectus. You should consult your tax advisor about your own tax situation.

YOU WILL NOT RECEIVE INTEREST PAYMENTS ON THE NOTES OR DIVIDEND PAYMENTS ON THE INDEX CONSTITUENT STOCKS OR HAVE SHAREHOLDER RIGHTS IN THE INDEX CONSTITUENT STOCKS.

You will not receive any periodic interest payments on the Notes and you will not receive any dividend payments or other distributions on the Index Constituent Stocks. As a holder of the Notes, you will not have voting rights or any other rights that holders of the Index Constituent Stocks may have.

THE CALCULATION AGENT CAN POSTPONE THE DETERMINATION OF THE INDEX ENDING LEVEL OR THE MATURITY DATE IF A MARKET DISRUPTION EVENT OCCURS ON THE FINAL VALUATION DATE.

The determination of the Index ending level may be postponed if the calculation agent determines that a market disruption event has occurred or is continuing on the final valuation date. If such a postponement occurs, the calculation agent will use the closing level of the Index on the first business day on which no market disruption event occurs or is continuing. In no event, however, will the final valuation date be postponed by more than ten business days. As a result, the maturity date for the Notes could also be postponed, although not by more than ten business days.

If the determination of the Index ending level on the final valuation date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the

RISK FACTORS
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date on which the Index ending level will be determined by the calculation agent. In such an event, the calculation agent will make a good faith estimate in its sole discretion of the Index ending level that would have prevailed in the absence of the market disruption event. See "Specific Terms of the Notes--Market Disruption Event" on page S-19.

THERE ARE POTENTIAL CONFLICTS OF INTEREST BETWEEN YOU AND THE CALCULATION AGENT.

Our affiliate, UBS Securities LLC, will serve as the calculation agent. UBS Securities LLC will, among other things, decide the amount, if any, of your payment at maturity on the Notes. We may change the calculation agent after the original issue date without notice. For a fuller description of the calculation agent's role, see "Specific Terms of the Notes--Role of Calculation Agent" on page S-22. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a market disruption event affecting the Index Constituent Stocks or the Index has occurred or is continuing on the final valuation date. This determination may, in turn, depend on the calculation agent's judgment whether the event has materially interfered with our ability or the ability of any of our affiliates to unwind our hedge positions. Since this determination by the calculation agent will affect the payment at maturity on the Notes, the calculation agent may have a conflict of interest if it needs to make any such decision.

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The Amex Gold BUGS Index(R)

INDEX DESCRIPTION

The Amex Gold BUGS (Basket of Unhedged Gold Stocks) Index(R) (the "Index") is a modified equal dollar weighted index of companies involved in gold mining. The Index was designed to provide significant exposure to near term movements in gold prices by only including companies that do not hedge their gold production beyond 1.5 years. The Index was launched on March 15, 1996 at a base value of
200. Adjustments are made quarterly after the close of trading on the third Friday of March, June, September and December so that each component stock represents its assigned weight in the Index. Similar to other index values published by the American Stock Exchange LLC ("Amex"), the value of the Index is published every 15 seconds through the Consolidated Tape Association's Network B under the ticker symbol "HUI".

INDEX CALCULATION

The Index is calculated using a modified equal-dollar weighting methodology. Three of the largest component securities by market value are assigned higher percentage weights in the Index at the time of the quarterly rebalancing and the remaining Index Constituent Stocks are given an equal percentage weight. The Index has a scheduled quarterly rebalance after the close of trading on the third Friday of March, June, September and December, so that each component stock is represented at approximately its assigned weight in the Index. The following provides a list of the current Index Constituent Stocks and the weight to which each component is set at the time of each quarterly rebalance.

--------------------------------------------------------------------------------
                                                                WEIGHT FOR
                                                PRIMARY         QUARTERLY
 SYMBOL     COMPANY NAME                        EXCHANGE        REBALANCE
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 AEM        AGNICO EAGLE MINES LTD              NYSE            5.00%
 CDE        COEUR D'ALENE MINES CORP            NYSE            5.00%
 EGO        ELDORADO GOLD CORP.                 AMEX            5.00%
 FCX        FREEPRT MCMOR COP&GLD -CL B         NYSE            10.00%
 GFI        GOLD FIELDS LTD -ADR                NYSE            15.00%
 GG         GOLDCORP INC                        NYSE            5.00%
 GLG        GLAMIS GOLD LTD                     NYSE            5.00%
 GOLD       RANDGOLD RES LTD                    NASDAQ          5.00%
 GSS        GOLDEN STAR RESOURCES LTD           AMEX            5.00%
 HL         HECLA MINING CO                     NYSE            5.00%
 HMY        HARMONY GOLD MNG LTD -ADR           NYSE            5.00%
 IAG        IAMGOLD CORP                        AMEX            5.00%
 KGC        KINROSS GOLD CORP                   NYSE            5.00%
 MDG        MERIDIAN GOLD INC                   NYSE            5.00%
 NEM        NEWMONT MINING CORP                 NYSE            15.00%
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THE AMEX GOLD BUGS INDEX(R)
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As of July 20, 2005, the actual weight of each Index Constituent Stock is as follows:

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                                                         PRIMARY         ACTUAL
 SYMBOL               COMPANY NAME                       EXCHANGE        WEIGHT
--------------------------------------------------------------------------------
 AEM                  AGNICO EAGLE MINES LTD             NYSE            4.99%
 CDE                  COEUR D'ALENE MINES CORP           NYSE            4.76%
 EGO                  ELDORADO GOLD CORP.                AMEX            5.04%
 FCX                  FREEPRT MCMOR COP&GLD -CL B        NYSE            10.60%
 GFI                  GOLD FIELDS LTD -ADR               NYSE            15.44%
 GG                   GOLDCORP INC                       NYSE            5.21%
 GLG                  GLAMIS GOLD LTD                    NYSE            5.08%
 GOLD                 RANDGOLD RES LTD                   NASDAQ          4.73%
 GSS                  GOLDEN STAR RESOURCES LTD          AMEX            4.89%
 HL                   HECLA MINING CO                    NYSE            4.52%
 HMY                  HARMONY GOLD MNG LTD -ADR          NYSE            5.15%
 IAG                  IAMGOLD CORP                       AMEX            4.94%
 KGC                  KINROSS GOLD CORP                  NYSE            5.29%
 MDG                  MERIDIAN GOLD INC                  NYSE            4.90%
 NEM                  NEWMONT MINING CORP                NYSE            14.47%
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Amex has, and may at any time, change the number or assigned weighting of stocks comprising the Index by adding or deleting one or more stocks, or replace one or more stocks included in the Index with one or more substitute stocks of its choice, if in Amex's discretion such addition, deletion or substitution is necessary or appropriate to maintain the quality and/or character of the Index. However, in order to reduce turnover in the Index, the Amex generally attempts to combine additions and deletions to the Index with a scheduled rebalancing. Historically, most discretionary component changes have been made in connection with the June review.

INDEX ELIGIBILITY & MAINTENANCE

The Index is calculated and maintained by Amex. Amex may change the composition of the Index at any time to reflect the conditions of the gold mining industry and to ensure that the component securities continue to represent the gold mining companies. The Index is maintained in accordance with Exchange Rule 901c, which, among other things, requires that securities meet the following requirements in order to be eligible for inclusion in the Index:

> All component stocks will either be listed on the Amex, the New York Stock Exchange, or traded through the facilities of the National Association of Securities Dealers Automated Quotation System and reported National Market System securities;

> A minimum market value of at least $75 million, except that for each of the lowest weighted component securities in the Index that in the aggregate account for no more than 10% of the weight of the Index, the market value can be at least $50 million;

> Trading volume in each of the last six months of not less than 1,000,000 shares, except that for each of the lowest weighted component securities in the Index that in the aggregate account for no more than 10% of the weight of the Index, the trading volume may be at least 500,000 shares in each of the last six months;

> At least 90% of the Index's numerical Index value, and at least 80% of the total number of component securities, will meet the current criteria for standardized option trading set forth in Exchange Rule 915;

THE AMEX GOLD BUGS INDEX(R)
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> Foreign country securities or American Depositary Receipts ("ADRs") thereon that are not subject to comprehensive surveillance agreements do not in the aggregate represent more than 20% of the weight of the Index;

Every quarter after the close of trading on the third Friday of March, June, September and December, the Index portfolio is adjusted by changing the number of shares of each component stock so that each one again represents an assigned weight in the Index. The newly adjusted portfolio becomes the basis for the Index's value effective on the first trading day following the quarterly adjustments. If necessary, a divisor adjustment is made to ensure continuity of the Index's value.

The number of shares of each component stock in the Index portfolio remain fixed between quarterly reviews, except in the event of certain types of corporate actions such as the payment of a dividend, other than an ordinary cash dividend, stock distribution, stock split, reverse stock split, rights offering, or a distribution, reorganization, recapitalization, or some such similar event with respect to a component stock. When the Index is adjusted between quarterly reviews for such events, the number of shares of the relevant security will be adjusted, to the nearest whole share, to maintain the component's relative weight in the Index at the level immediately prior to the corporate action. The Index may also be adjusted in the event of a merger, consolidation, dissolution, or liquidation of an issuer of a component stock. In the event of a stock replacement, the average dollar value of the remaining components that are assigned the lower Index weight will be calculated and that amount invested in the new component stock to the nearest whole share. In choosing among stocks that meet the hedging requirements and minimum criteria set forth in Exchange Rule 901c, the Amex represents that it will make every effort to add new stocks that are representative of the gold mining industry and will take into account, among other factors, a stock's capitalization, liquidity, volatility, and name recognition. In connection with any adjustments to the Index, the Index divisor is adjusted to ensure that there are no changes to the Index level as a result of non-market forces.

THE AMEX GOLD BUGS INDEX(R)
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HISTORICAL CLOSING LEVELS OF THE AMEX GOLD BUGS INDEX(R)

Since its inception, the Index has experienced significant fluctuations. Any historical upward or downward trend in the value of the Index during any period shown below is not an indication that the value of the Index is more or less likely to increase or decrease at any time during the term of the Notes. The historical Index levels do not give an indication of future performance of the Index. UBS cannot make any assurance that the future performance of the Index or the Index Constituent Stocks will result in holders of the Notes receiving a positive return on their investment. The closing level of the Index on July 22, 2005 was 201.92.

The graph below illustrates the performance of the Index from January 1, 1995 through July 22, 2005.



 1995       1996       1997       1998      1999       2000       2001       2002      2003        2004        2005     7/22/2005
 ----       ----       ----       ----      ----       ----       ----       ----      ----        ----        ----     ---------
144.79     205.44     157.03     97.59     67.3       65.83      47.69      76.06     144.09      215.63      201.57      201.92
148.66     210.95     180.89    100.27     66.55      67.22      55.05      86.25     132.16      224.8       215.32
172.59     205.47     160.22    109.41     64.02      62.23      49.72       98.8     123.73      235.89      201.86
166.74     209.04     143.06    117.83     77.38      58.94       56.1     107.51     124.69      178.78      178.03
 168.1     215.44     151.51     99.15      65.8      57.09      62.69     141.43     141.52      199.93      185.78
166.16      184.9     146.79     91.09      69.9      58.32      63.32     126.94     149.45      188.94      201.56
 174.7     179.75     145.76     81.19     67.02       49.6      60.79     107.35     164.04      186.05
176.07     184.02     144.87     60.85     70.54      50.68      65.93     128.64     193.79      207.39
179.89     171.42      156.7     89.24     86.52      46.74      71.81     125.94     195.34      231.38
154.89     167.59     121.97     83.54     79.61      38.63      67.87     110.79     216.16       233.6
171.92     168.35      99.84     78.18     75.19      42.14      63.96     115.93     248.43      236.94
170.03      162.7      96.21     67.66     74.03      40.97      65.2      145.12     242.93      215.33



Source: Bloomberg L.P.

LICENSE AGREEMENT

Amex and UBS have entered into a non-exclusive license agreement providing for the license to UBS, and certain of its affiliates, in exchange for a fee, of the right to use the Index, in connection with securities, including the Notes. The Index is owned and published by Amex.

The license agreement between Amex and UBS provides that the following language must be set forth in this prospectus supplement:

Amex is under no obligation to continue the calculation and dissemination of the Index and the method by which the Index is calculated and the name "Amex Gold BUGS Index(R)" may be changed at the discretion of Amex. No inference should be drawn from the information contained in this prospectus supplement that Amex makes any representation or warranty, implied or express, to you or any member of the public regarding the advisability of investing in securities generally or in the Notes in particular or the ability of the Index to track general stock market performance. Amex has no obligation to take into account your interest, or that of anyone else having an interest in determining, composing or calculating the Index. Amex is not responsible for, and has not participated in the

THE AMEX GOLD BUGS INDEX(R)
--------------------------------------------------------------------------------



determination of the timing of, prices for or quantities of, the Notes or in the determination or calculation of the equation by which the Notes are to be settled in cash. Amex has no obligation or liability in connection with the administration, marketing or trading of the Notes. The use of and reference to the Index in connection with the Notes have been consented to by Amex.

Amex disclaims all responsibility for any inaccuracies in the data on which the Index is based, or any mistakes or errors or omissions in the calculation or dissemination of the Index.

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Valuation of the Notes

AT MATURITY. Your cash payment at maturity is based on the Index Return. If the Index Return is positive, the Index Return will be tripled, subject to a maximum gain on the Notes of __% (an amount to be determined on the trade date). Therefore, the maximum payment at maturity for each $10.00 principal amount of the Notes will be $__. The Notes are fully exposed to any decline in the level of the Index and a negative Index Return will reduce your cash payment at maturity below your principal amount. You may lose some or all of your investment if the Index level declines. For a description of how your payment at maturity will be calculated, see "What are the steps to calculate payment at maturity?" on page S-3 and "Specific Terms of the Notes--Payment at Maturity" on page S-18.

PRIOR TO MATURITY. You should understand that the market value of the Notes prior to maturity will be affected by several factors, many of which are beyond our control. We expect that, generally, the level of the Index on any day and the market price of gold will affect the market value of the Notes more than any other single factor. Other factors that may influence the market value of the Notes include supply and demand for the Notes, the volatility of the Index, the level of interest rates and other economic conditions, as well as the perceived creditworthiness of UBS. See "Risk Factors" beginning on page S-6 for a discussion of the factors that may influence the market value of the Notes prior to maturity.

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Specific Terms of the Notes


In this section, references to "holders" mean those who own the Notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the Notes registered in street name or in the Notes issued in book-entry form through The Depository Trust Company or another depositary. Owners of beneficial interests in the Notes should read the section entitled "Legal Ownership and Book-Entry Issuance" in the accompanying prospectus.

The Notes are part of a series of debt securities entitled "Medium Term Notes, Series A" that we may issue under the indenture from time to time. This prospectus supplement summarizes specific financial and other terms that apply to the Notes. Terms that apply generally to all Medium Term Notes, Series A are described in "Description of Debt Securities We May Offer" in the accompanying prospectus. The terms described here (i.e., in this prospectus supplement) supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

Please note that the information about the price to the public and the net proceeds to UBS on the front cover of this prospectus supplement relates only to the initial sale of the Notes. If you have purchased the Notes in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

We describe the terms of the Notes in more detail below. References to "Index" mean the Amex Gold BUGS Index(R).

COUPON

We will not pay you interest during the term of the Notes.

DENOMINATION

Your minimum investment is 5,000 Notes at a principal amount of $10.00 per Note. Purchases in excess of the minimum amount may be made in integrals of one Note at a principal amount of $10.00 per Note. Purchases and sales made in the secondary market are not subject to the minimum investment of 5,000 Notes.

PAYMENT AT MATURITY

You will receive a cash payment at maturity that is based on the Index Return. If the Index Return is positive, the Index Return will be tripled, subject to a maximum gain on the Notes of __% (an amount to be determined on the trade date). Therefore, the maximum payment at maturity for each $10 principal amount of the Notes will be $__. The Notes are fully exposed to any decline in the level of the Index and a negative Index Return will reduce your cash payment at maturity below the principal amount of your Notes. YOU MAY LOSE SOME OR ALL OF YOUR INVESTMENT IF THE INDEX LEVEL DECLINES.

For each $10 principal amount of the Notes, we will pay you in cash an amount equal to $10 plus the Adjusted Index Return multiplied by $10.

The "Index Return" will be the difference between the closing level of the Index on the final valuation date and on the trade date, expressed as a percentage and calculated as follows:

                        Index ending level - Index starting level
                        -----------------------------------------
      Index Return   =             Index starting level

where the "Index starting level" is 201.92 and the "Index ending level" is the closing level of the Index

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------


on the final valuation date.

The "Adjusted Index Return" will be based on the Index Return, which may be positive or negative. If the Index Return is positive, it will be tripled to calculate the Adjusted Index Return, subject to a maximum gain on the Notes of __%. If the Index Return is zero or negative, the Adjusted Index Return will be equal to the Index Return.

The payment at maturity for each Note will be calculated as follows:

         Payment at maturity = principal amount of the Note + (principal amount of the Note x Adjusted Index Return)

See "What are the steps to calculate payment at maturity?"  on page S-3.

MATURITY DATE

The maturity date will be January __, 2007, unless that day is not a business day, in which case the maturity date will be the next following business day. If the fifth business day before this applicable day does not qualify as the final valuation date as determined in accordance with "--Final Valuation Date" below, then the maturity date will be the fifth business day following such final valuation date. The calculation agent may postpone the final valuation date--and therefore the maturity date--if a market disruption event occurs or is continuing on a day that would otherwise be the final valuation date. We describe market disruption events under "--Market Disruption Event" below.

FINAL VALUATION DATE

The final valuation date will be January __, 2007, unless the calculation agent determines that a market disruption event occurs or is continuing on that day. In that event, the final valuation date will be the first following business day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will the final valuation date for the Notes be postponed by more than 10 business days.

MARKET DISRUPTION EVENT

The calculation agent will determine the Index ending level on the final valuation date. As described above, the final valuation date may be postponed, and thus the determination of the Index ending level may be postponed if the calculation agent determines that, on the final valuation date, a market disruption event has occurred or is continuing. If such a postponement occurs, the calculation agent will use the closing level of the Index on the first business day on which no market disruption event occurs or is continuing. In no event, however, will the determination of the Index ending level be postponed by more than ten business days.

If the determination of the Index ending level is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the date on which the Index ending level will be determined by the calculation agent. In such an event, the calculation agent will make a good faith estimate in its sole discretion of the Index ending level that would have prevailed in the absence of the market disruption event.

Any of the following will be a market disruption event:

> a suspension, absence or material limitation of trading in a material number of Index Constituent Stocks for more than two hours or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion;

SPECIFIC TERMS OF THE NOTES
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> a suspension, absence or material limitation of trading in option or futures contracts relating to the Index or a material number of Index Constituent Stocks in the primary market for those contracts for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion;

> the Index is not published, as determined by the calculation agent in its sole discretion; or

> in any other event, if the calculation agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to the Notes that we or our affiliates have effected or may effect as described below under "Use of Proceeds and Hedging."

The following events will not be market disruption events:

> a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market; or

> a decision to permanently discontinue trading in the option or futures contracts relating to the Index or any Index Constituent Stocks.

For this purpose, an "absence of trading" in the primary securities market on which option or futures contracts related to the Index or any Index Constituent Stocks are traded will not include any time when that market is itself closed for trading under ordinary circumstances.

REDEMPTION PRICE UPON OPTIONAL TAX REDEMPTION

We have the right to redeem the Notes in the circumstances described under "Description of Debt Securities We May Offer--Optional Tax Redemption" in the accompanying prospectus. If we exercise this right, the redemption price of the Notes will be determined by the calculation agent in a manner reasonably calculated to preserve your and our relative economic position.

DEFAULT AMOUNT ON ACCELERATION

If an event of default occurs and the maturity of the Notes is accelerated, we will pay the default amount in respect of the principal of the Notes at maturity. We describe the default amount below under "--Default Amount."

For the purpose of determining whether the holders of our Series A medium-term notes, of which the Notes are a part, are entitled to take any action under the indenture, we will treat the outstanding principal amount of the Notes as the outstanding principal amount of that Note. Although the terms of the Notes may differ from those of the other Series A medium-term notes, holders of specified percentages in principal amount of all Series A medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series A medium-term notes, including the Notes. This action may involve changing some of the terms that apply to the Series A medium-term notes, accelerating the maturity of the Series A medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the attached prospectus under "Description of Debt Securities We May Offer--Default, Remedies and Waiver of Default" and "Description of Debt Securities We May Offer--Modification and Waiver of Covenants."

DEFAULT AMOUNT

The default amount for the Notes on any day will be an amount, in U.S. Dollars for the principal of the Notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Notes as of that day

SPECIFIC TERMS OF THE NOTES
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and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Notes. That cost will equal:

> the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking; plus

> the reasonable expenses, including reasonable attorneys' fees, incurred by the holders of the Notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the Notes, which we describe below, the holders of the Notes and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest--or, if there is only one, the only--quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

DEFAULT QUOTATION PERIOD

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

>    no quotation of the kind referred to above is obtained; or

> every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business days objection period have not ended before the final valuation date, then the default amount will equal the principal amount of the Notes.

QUALIFIED FINANCIAL INSTITUTIONS

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

> A-1 or higher by Standard & Poor's Ratings Group or any successor, or any other comparable rating then used by that rating agency; or

> P-1 or higher by Moody's Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

DISCONTINUANCE OF OR ADJUSTMENTS TO THE INDEX; ALTERATION OF METHOD OF
CALCULATION

If Amex discontinues publication of the Index and they or any other person or entity publish a substitute

SPECIFIC TERMS OF THE NOTES
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index that the calculation agent determines is comparable to the Index and approves as a successor index then the calculation agent will determine the Index Return, Index starting level, Index ending level and the amount payable at maturity by reference to such successor index.

If the calculation agent determines that the publication of the Index is discontinued and that there is no successor index on any date when the value of the Index is required to be determined, the calculation agent will instead make the necessary determination by reference to a group of stocks or another index and will apply a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the Index.

If the calculation agent determines that the securities included in the Index or the method of calculating the Index has been changed at any time in any respect--including any addition, deletion or substitution and any reweighting or rebalancing of the Index Constituent Stocks and whether the change is made by Amex under its existing policies or following a modification of those policies, is due to the publication of a successor index, is due to events affecting one or more of the Index Constituent Stocks or their issuers or is due to any other reason--that causes the Index not to fairly represent the value of the Index had such changes not been made or that otherwise affects the calculation of the Index Return, Index starting level, Index ending level or the amount payable at maturity, then the calculation agent may make adjustments in this method of calculating the Index that it believes are appropriate to ensure that the Index Return used to determine the amount payable on the maturity date is equitable. All determinations and adjustments to be made by the calculation agent with respect to the Index Return, Index starting level, Index ending level, the amount payable at maturity or otherwise relating to the level of the Index may be made by the calculation agent in its sole discretion.

MANNER OF PAYMENT AND DELIVERY

Any payment on or delivery of the Notes at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the Notes are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

BUSINESS DAY

When we refer to a business day with respect to the Notes, we mean any day that is a business day of the kind described in "Description of Debt Securities We May Offer--Payment Mechanics for Debt Securities" in the attached prospectus.

MODIFIED BUSINESS DAY

As described in "Description of Debt Securities We May Offer--Payment Mechanics for Debt Securities" in the attached prospectus, any payment on the Notes that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date, except as described under "--Maturity Date" and "--Final Valuation Date" above.

ROLE OF CALCULATION AGENT

Our affiliate, UBS Securities LLC, will serve as the calculation agent. We may change the calculation agent after the original issue date of the Notes without notice. The calculation agent will make all determinations regarding the value of the Notes at maturity, market disruption events, business days, the default amount, the Index Return, the Index starting level, the Index ending level and the amount payable in respect of your Notes. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the calculation agent.

BOOKING BRANCH

The Notes will be booked through UBS AG, Jersey Branch.

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Use of Proceeds and Hedging

We will use the net proceeds we receive from the sale of the Notes for the purposes we describe in the attached prospectus under "Use of Proceeds." We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Notes as described below.

In anticipation of the sale of the Notes, we or our affiliates expect to enter into hedging transactions involving purchases of securities included in or linked to the Index or the market price of gold and/or listed and/or over-the-counter options or futures on Index Constituent Stocks or listed and/or over-the-counter options, futures or exchange-traded funds on the Index or gold prior to or on the trade date. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into. In this regard, we or our affiliates may:

> acquire or dispose of long or short positions of securities of issuers of the Index Constituent Stocks;

> acquire or dispose of long or short positions in listed or over-the-counter options, futures, exchange-traded funds or other instruments based on the level of the Index, the value of the Index Constituent Stocks or the price of gold;

> acquire or dispose of long or short positions in listed or over-the-counter options, futures, or exchange-traded funds or other instruments based on the level of other similar market indices or stocks; or

>    any combination of the above three.

We or our affiliates may acquire a long or short position in securities similar to the Notes from time to time and may, in our or their sole discretion, hold or resell those securities.

We or our affiliates may close out our or their hedge on or before the final valuation date. That step may involve sales or purchases of the Index Constituent Stocks, listed or over-the-counter options or futures on Index Constituent Stocks or listed or over-the-counter options, futures, exchange-traded funds or other instruments based on the level of the Index, gold or indices designed to track the performance of the Index, the price of gold or other components of equity markets related to the Index Constituent Stocks or the price of gold.

THE HEDGING ACTIVITY DISCUSSED ABOVE MAY ADVERSELY AFFECT THE MARKET VALUE OF THE NOTES FROM TIME TO TIME. SEE "RISK FACTORS" ON PAGE S-6 FOR A DISCUSSION OF THESE ADVERSE EFFECTS.

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Capitalization of UBS

The following table sets forth the consolidated capitalization of UBS in accordance with International Accounting Standards and translated into U.S. dollars.

AS OF MARCH 31, 2005 (UNAUDITED)                        CHF          USD
---------------------------------------------------------------------------
                                                         (IN MILLIONS)

Debt

  Debt issued(1)                                    219,669      183,572
                                                    -------      -------
  Total Debt                                        219,669      183,572
Minority Interest(2)                                  5,616        4,693
Shareholders' Equity                                 38,130       31,864
                                                    -------      -------
Total capitalization                                263,415      220,129
                                                    =======      =======


-------------
(1) INCLUDES MONEY MARKET PAPER AND MEDIUM TERM NOTES AS PER BALANCE SHEET POSITION.
(2) INCLUDES TRUST PREFERRED SECURITIES.

Swiss franc (CHF) amounts have been translated into U.S. dollars (USD) at the rate of CHF 1 = USD 0.83567.

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Supplemental Tax Considerations

THE FOLLOWING IS A GENERAL DESCRIPTION OF CERTAIN UNITED STATES FEDERAL AND SWISS TAX CONSIDERATIONS RELATING TO THE NOTES. IT DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF ALL TAX CONSIDERATIONS RELATING TO THE NOTES. PROSPECTIVE PURCHASERS OF THE NOTES SHOULD CONSULT THEIR TAX ADVISERS AS TO THE CONSEQUENCES UNDER THE TAX LAWS OF THE COUNTRY OF WHICH THEY ARE RESIDENT FOR TAX PURPOSES AND THE TAX LAWS OF SWITZERLAND AND THE UNITED STATES OF ACQUIRING, HOLDING AND DISPOSING OF THE NOTES AND RECEIVING PAYMENTS OF INTEREST, PRINCIPAL AND/OR OTHER AMOUNTS UNDER THE NOTES. THIS SUMMARY IS BASED UPON THE LAW AS IN EFFECT ON THE DATE OF THIS PROSPECTUS SUPPLEMENT AND IS SUBJECT TO ANY CHANGE IN LAW THAT MAY TAKE EFFECT AFTER SUCH DATE.

SUPPLEMENTAL U.S. TAX CONSIDERATIONS

The discussion below supplements the discussion under "U.S. Tax Considerations" in the attached prospectus and is subject to the limitations and exceptions set forth therein. Except as otherwise noted under "Non-United States Holders" below, this discussion is only applicable to you if you are a United States holder (as defined in the accompanying prospectus).

In the opinion of our counsel, Sullivan & Cromwell LLP, the Notes should be treated as a pre-paid contract with respect to the Index and the terms of the Notes require you and us (in the absence of an administrative or judicial ruling to the contrary) to treat the Notes for all tax purposes in accordance with such characterization. If the Notes are so treated, you will recognize capital gain or loss upon the sale or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and your tax basis in the Notes. In general, your tax basis in your Notes will be equal to the price you paid for it. Capital gain of a noncorporate United States holder is generally taxed at a maximum rate of 15% where the property is held for more than one year. Your holding period for your Notes will generally begin on the date after the issue date (I.E., the settlement date) for your Notes and, if you hold your Notes until maturity, your holding period will generally include the maturity date.

ALTERNATIVE TREATMENTS. Alternatively, it is possible that the Notes should be treated as a debt instrument subject to the special tax rules governing contingent debt instruments. If the Notes are so treated, you would be required to accrue interest income over the term of your Notes based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your Notes. You would recognize gain or loss upon the sale or maturity of your Notes in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your Notes. In general, your adjusted basis in your Notes would be equal to the amount you paid for your Notes, increased by the amount of interest you previously accrued with respect to your Notes. Any gain you recognize upon the sale, redemption or maturity of your Notes would be ordinary income and any loss recognized by you at such time would be ordinary loss to the extent of interest you included in income in the current or previous taxable years in respect of your Notes, and thereafter, would be capital loss.

If the Notes are treated as a contingent debt instrument and you purchase your Notes in the secondary market at a price that is at a discount from, or in excess of, the adjusted issue price of the Notes, such excess or discount would not be subject to the generally applicable market discount or amortizable bond premium rules described in the accompanying prospectus but rather would be subject to special rules set forth in Treasury Regulations governing contingent debt instruments. Accordingly, if you purchase your Notes in the secondary market, you should consult your tax adviser as to the possible application of such rules to you.

Because of the absence of authority regarding the appropriate tax characterization of your Notes, it is possible that the Internal Revenue Service could seek to characterize your Notes in a manner that results

SUPPLEMENTAL TAX CONSIDERATIONS
--------------------------------------------------------------------------------


in tax consequences to you that are different from those described above. For example, the Internal Revenue Service could possibly assert that any gain or loss that you recognize upon the maturity of the Notes should be treated as ordinary gain or loss. You should consult your tax adviser as to the tax consequences of such characterization and any possible alternative characterizations of your Notes for U.S. federal income tax purposes.

NON-UNITED STATES HOLDERS. If you are not a United States holder, you will not be subject to United States withholding tax with respect to payments on your Notes but you may be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes unless you comply with certain certification and identification requirements as to your foreign status.

SUPPLEMENTAL TAX CONSIDERATIONS UNDER THE LAWS OF SWITZERLAND

TAX ON PRINCIPAL

Under present Swiss law, repayment of principal of the Notes by us is not subject to Swiss withholding tax (Swiss Anticipatory Tax), and payments to holders of the Notes who are non-residents of Switzerland and who during the taxable year have not engaged in trade or business through a permanent establishment within Switzerland will not be subject to any Swiss Federal, Cantonal or Municipal income tax.

GAINS ON SALE OR REDEMPTION

Under present Swiss law, a holder of the Notes who is a non-resident of Switzerland and who during the taxable year has not engaged in trade or business through a permanent establishment within Switzerland will not be subject to any Swiss Federal, Cantonal or Municipal income or other tax on gains realized during the year on the sale or redemption of a Note.

STAMP, ISSUE AND OTHER TAXES

There is no tax liability in Switzerland in connection with the issue, turnover and redemption of the Notes. However, the Notes sold through a bank or other securities dealer resident in Switzerland or Liechtenstein might be subject to Securities Turnover Tax.

RESIDENTS OF SWITZERLAND

If you are a Swiss resident investor and hold the Notes in your private property, you may treat any gain or loss realized upon the sale, redemption or repayment of the Notes as a tax-free capital gain or a non-deductible loss, respectively; provided, however, that you may have to report any element of adjustment for stock dividends or extraordinary dividends on the Index included in the payment received from us at maturity as taxable investment income. If you are qualified as a professional dealer of securities for Swiss income tax purposes, you will have to include in taxable income capital gains, and may deduct capital losses realized upon the sale, redemption or repayment of the Notes. If you are a Swiss resident investor holding the Notes in your business property or a foreign resident investor who holds the Notes through a permanent establishment within Switzerland, you must include income received and gains or losses realized in respect of the Notes in your taxable net income.

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ERISA Considerations

We, UBS Securities LLC, UBS Financial Services Inc. and other of our affiliates may each be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or a "disqualified person" (within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code")) with respect to an employee benefit plan that is subject to ERISA and/or an individual retirement account, Keogh plan or other plan or account that is subject to Section 4975 of the Code ("Plan"). The purchase of the Notes by a Plan with respect to which UBS Securities LLC, UBS Financial Services Inc. or any of our affiliates acts as a fiduciary as defined in Section 3(21) of ERISA and/or Section 4975 of the Code ("Fiduciary") would constitute a prohibited transaction under ERISA or the Code unless acquired pursuant to and in accordance with an applicable exemption. The purchase of the Notes by a Plan with respect to which UBS Securities LLC, UBS Financial Services Inc. or any of our affiliates does not act as a Fiduciary but for which any of the above entities does provide services could also be prohibited, but one or more exemptions may be applicable. Any person proposing to acquire any Notes on behalf of a Plan should consult with counsel regarding the applicability of the prohibited transaction rules and the applicable exemptions thereto. Upon purchasing the Notes, a Plan will be deemed to have represented that the acquisition, holding and, to the extent relevant, disposition of the Notes is eligible for relief under Prohibited Transaction Class Exemption ("PTCE") 84-14, PTCE 90-1, PTCE 91-38, PTCE 95-60 or PTCE 96-23. The discussion above supplements the discussion under "ERISA Considerations" in the attached prospectus.

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Supplemental Plan of Distribution

UBS has agreed to sell to UBS Securities LLC and UBS Financial Services Inc., and UBS Securities LLC and UBS Financial Services Inc. have agreed to purchase from UBS the aggregate principal amount of the Notes specified on the front cover of this prospectus supplement. The Notes will be issued pursuant to a distribution agreement substantially in the form attached as an exhibit to the registration statement of which the accompanying prospectus forms a part. UBS Securities LLC and UBS Financial Services Inc. intend to resell the offered Notes at the original issue price applicable to the offered Notes to be resold. UBS Securities LLC and UBS Financial Services Inc. may resell Notes to securities dealers at a discount of up to __% from the original issue price applicable to the offered Notes. In the future, we or our affiliates may repurchase and resell the offered Notes in market-making transactions. For more information about the plan of distribution and possible market-making activities, see "Plan of Distribution" in the attached prospectus.

UBS may use this prospectus supplement and accompanying prospectus in the initial sale of any Notes. In addition, UBS, UBS Securities LLC, or any other affiliate of UBS may use this prospectus supplement and accompanying prospectus in a market-making transaction for any Notes after its initial sale. In connection with this offering, UBS, UBS Securities LLC, UBS Financial Services Inc., any other affiliate of UBS or any other securities dealers may distribute this prospectus supplement and accompanying prospectus electronically. Unless UBS or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus supplement and accompanying prospectus are being used in a market-making transaction.

You should rely only on the information incorporated        [UBS Logo Omitted]UBS
by reference or provided in this prospectus
supplement or the accompanying prospectus. We have
not authorized anyone to provide you with different
information. We are not making an offer of these
securities in any state where the offer is not              Enhanced
permitted. You should not assume that the information       Appreciation
in this prospectus supplement is accurate as of any         Securities
date other than the date on the front of the
document.

TABLE OF CONTENTS                                           UBS AG $__ NOTES
                                                            LINKED TO THE AMEX GOLD BUGS INDEX(R)
PROSPECTUS SUPPLEMENT                                       DUE January __, 2007

Prospectus Supplement Summary .................  S-1
Risk Factors ..................................  S-6
The Amex Gold BUGS Index(R) ...................  S-12
Valuation of the Notes ........................  S-17       PROSPECTUS SUPPLEMENT
Specific Terms of the Notes ...................  S-18
Use of Proceeds and Hedging ...................  S-23
Capitalization of UBS .........................  S-24
Supplemental Tax Considerations ...............  S-25       JULY __, 2005
ERISA Considerations ..........................  S-27       (TO PROSPECTUS DATED FEBRUARY 27, 2003)
Supplemental Plan of Distribution .............  S-28

PROSPECTUS

Introduction ..................................     3
Cautionary Note Regarding Forward-
  Looking Information .........................     5
Incorporation of Information About
  UBS AG ......................................     7
Where You Can Find More Information ...........     7
Presentation of Financial Information .........     8
Limitations on Enforcement of U.S.
  Laws Against UBS AG, Its
  Management and Others .......................     9
Capitalization of UBS .........................     9
UBS ...........................................    10
Use of Proceeds ...............................    12
Description of Debt Securities We May
  Offer .......................................    13
Description of Warrants We May Offer ..........    35
Legal Ownership and Book-Entry
  Issuance ....................................    52
Considerations Relating to Indexed
  Securities ..................................    57
Considerations Relating to Securities
  Denominated or Payable in or Linked
  to a Non-U.S. Dollar Currency ...............    60
U.S. Tax Considerations .......................    63
Tax Considerations Under the Laws of
  Switzerland .................................    74
ERISA Considerations ..........................    76       UBS INVESTMENT BANK
Plan of Distribution ..........................    77       UBS FINANCIAL SERVICES INC.
Validity of the Securities ....................    80
Experts .......................................    80